UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ModusLink Global Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD, SUITE 170

WALTHAM, MASSACHUSETTS 02451

November     , 2013

Dear ModusLink Global Solutions Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “2013 Meeting”) of ModusLink Global Solutions, Inc., which will be held at The Portofino Hotel and Marina, 260 Portofino Way, Redondo Beach, California, on December 18, 2013, at 9:00 a.m. Pacific time.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a Proxy Card and postage-paid return envelope. You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the 2013 Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Whether or not you plan to attend the 2013 Meeting, it is important that your shares are represented and voted at the 2013 Meeting. Therefore, I urge you to promptly submit your proxy to vote via the Internet, by telephone or by signing, dating and returning the completed proxy card. Voting by any of these methods will ensure your representation at the 2013 Meeting.

I look forward to greeting those of you who attend the 2013 Meeting.

Sincerely,

John J. Boucher,
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you expect to attend the 2013 Meeting in person, please vote as soon as possible. As an alternative to voting in person at the 2013 Meeting, you may vote via the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How to Vote” on page 1 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the 2013 Meeting. If you decide to attend the 2013 Meeting and wish to change your proxy vote, you may do so by voting in person at the 2013 Meeting.

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD, SUITE 170

WALTHAM, MASSACHUSETTS 02451

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 18, 2013

To the Stockholders of ModusLink Global Solutions, Inc.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “2013 Meeting”) of ModusLink Global Solutions, Inc. (the “Company”) will be held at The Portofino Hotel and Marina, 260 Portofino Way, Redondo Beach, California, on December 18, 2013, at 9:00 a.m. Pacific time, for the following purposes:

1. To elect one Director to serve in Class II until the 2016 Annual Meeting of Stockholders and until his respective successor is duly elected and qualified;

2. To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors;

3. To approve, on an advisory basis, the compensation of our Named Executive Officers as listed herein; and

4. To transact such other business that may properly come before the 2013 Meeting or any adjournments or postponements thereof.

The Board has no knowledge of any other business to be transacted at the 2013 Meeting. Only stockholders of record at the close of business on October 21, 2013 are entitled to notice of, and to vote at, the 2013 Meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the 2013 Meeting.

By Order of the Board of Directors,

Waltham, Massachusetts November , 2013	Warren G. Lichtenstein,Chairman of the Board

IMPORTANT

Whether or not you expect to attend the 2013 Meeting in person, please submit your proxy to vote as soon as possible. As an alternative to voting in person at the 2013 Meeting, you may submit your proxy via the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How to Vote” on page 1 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the 2013 Meeting. If you decide to attend the 2013 Meeting and wish to change your proxy vote, you may do so by voting in person at the 2013 Meeting.

Please note that if you hold your shares in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in the Company as of the record date to be allowed into the 2013 Meeting.

Use of cameras, cell phones, recording equipment and other electronic devices will not be permitted at the 2013 Meeting. The Company reserves the right to inspect any person or item prior to admission to the 2013 Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Meeting To Be Held on December 18, 2013: This Proxy Statement and our 2013 Annual Report are available for viewing, printing and downloading at www.moduslink.com/proxymaterials.

Preliminary Copy

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD, SUITE 170

WALTHAM, MASSACHUSETTS 02451

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on December 18, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ModusLink Global Solutions, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2013 Annual Meeting of Stockholders (the “2013 Meeting”), which will be held at The Portofino Hotel and Marina, 260 Portofino Way, Redondo Beach, California, on December 18, 2013, at 9:00 a.m. Pacific time, and at any adjournments or postponements thereof. On or about [                    ], 2013, we are mailing notice of, and providing access to, these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 (the “2013 Annual Report”) and other information required by the rules of the Securities and Exchange Commission. The Company’s principal executive offices are located at 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451 and its telephone number is (781) 663-5000.

STOCKHOLDERS ENTITLED TO VOTE

Only holders of record of the Company’s (i) common stock, par value $.01 per share (the “Common Stock”) and (ii) Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Stock”) as of the close of business on October 21, 2013 (the “Record Date”), are entitled to notice of and to vote at the 2013 Meeting. As of the Record Date, [                    ] shares of Common Stock were outstanding. No shares of Series A Stock were outstanding as of the Record Date; therefore, only holders of record of the Company’s Common Stock on October 21, 2013 will vote at the 2013 Meeting. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the 2013 Meeting.

HOW TO VOTE

Your vote is very important to the Board. Whether or not you plan to attend the 2013 Meeting, we urge you to submit your proxy to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the 2013 Meeting or by voting in person at the 2013 Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the 2013 Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the 2013 Meeting, we urge you to promptly submit a proxy: (a) via the Internet or by telephone following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you later decide to attend the 2013 Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of Directors.

Under the rules of The NASDAQ Stock Market LLC (“Nasdaq”), if you do not give instructions to your custodian, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of Directors (Proposal 1), the declassification of the Board (Proposal 2) and the advisory vote on executive compensation (Proposal 3) are each non-discretionary items. Accordingly, if you do not give instructions to your custodian with respect to such proposals, or if your custodian does not exercise its discretionary authority with respect to such proposals, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise the discretionary authority in voting on a proposal.

Accordingly, we urge you to promptly give instructions to your custodian to vote FOR the Board’s nominees by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the 2013 Meeting, you must provide a “legal proxy” from your custodian at the 2013 Meeting.

How Does the Board Recommend I Vote?

The Board recommends a vote:

FOR the election of the Board’s nominee;

FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation to declassify the Board; and

FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 18 (commonly referred to as “say-on-pay”).

QUORUM AND VOTES REQUIRED

Quorum

The presence of a majority of the outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the 2013 Meeting will constitute a quorum.

Votes Required

The nominee for Director receiving the highest vote totals will be elected as a Director of the Company.

Approval of Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote.

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast.

Withheld Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered shares “present and entitled to vote” for the purpose of determining whether a quorum exists. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to Proposals 1 (Election of Directors) and 3 (Advisory Vote on Executive Compensation), abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of these proposals.

With respect to Proposal 2 (Declassification of Board), abstentions and any “broker non-votes” will have the same effect as votes cast against Proposal 2.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the 2013 Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company and its guests. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the 2013 Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement or other similar evidence of ownership, as well as photo identification, in order to be admitted to the 2013 Meeting. Please note that if you hold your shares in street name and intend to vote in person at the 2013 Meeting, you must also provide a “legal proxy” obtained from your custodian.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by phone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company, at the principal executive offices of the Company, 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, before the closing of the polls at the 2013 Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the 2013 Meeting and voting your shares in person. Note that simply attending the 2013 Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by phone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has seven members and is currently divided into three classes. A class of Directors is elected each year for a three-year term.

The current term of the Company’s Class II Directors, who are Virginia G. Breen, Francis J. Jules and Michael J. Mardy, will expire at the 2013 Meeting and such individuals are not nominees for reelection. Effective upon the date of the 2013 Meeting, the size of the Board will be reduced by two members to five members and the number of Class II Directors eligible for election at the 2013 Meeting to one (1). The Board’s nominee for Class II Director for election at the 2013 Meeting is Anthony Bergamo. If Mr. Bergamo is elected at the 2013 Meeting, he will be elected to serve for a term of three years that will expire at the Company’s 2016 Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies will vote for Mr. Bergamo for election to the Board as a Class II Director unless the proxy card is marked otherwise.

If Proposal 2 is approved by the stockholders at the 2013 Meeting all directors will be elected annually starting with the 2014 annual meeting of stockholders.

Information Concerning the Directors and the Board’s Nominee

Biographical and certain other information concerning the nominee for election as a member of the Board, who has consented to be named in this Proxy statement and to serve if elected, is set forth below:

Class II Director Nominee for a three year term expiring at the 2016 Annual Meeting of Stockholders

Anthony Bergamo, age 67. Mr. Bergamo is a nominee for election to our Board of Directors. Mr. Bergamo has held various positions with MB Real Estate, a property development and management company based in New York City and Chicago, since April 1996, including the position of Vice Chairman since May 2003. He also has serves as a director of Steel Partners Holdings L.P. since 2009 and serves as Chairman of the Audit Committee. Mr. Bergamo has served as Managing Director with Milstein Hotel Group, a hotel operator, since April 1996. He has also served as the Chief Executive Officer of Niagara Falls Redevelopment, LLC, a real estate development company, since August 1998. Mr. Bergamo is Chairman of the Audit Committee and a member of the Executive and Compensation Committees of Dime Community Bancshares, Inc., a savings and loan holding company. Mr. Bergamo was a director of Lone Star Steakhouse & Saloon, Inc., an owner and operator of restaurants, from May 2002 until December 2006, at which time such company was sold to a private equity fund. At the time of such sale, Mr. Bergamo was the Chairman of the Audit Committee of Lone Star Steakhouse & Saloon, Inc. and had been a director since 1995 and a Trustee since 1986. Mr. Bergamo is also the Founder of the Federal Law Enforcement Foundation, a foundation that provides economic assistance to both federal and local law enforcement officers suffering from serious illness and to communities recovering from natural disasters, and has served as its Chairman since 1988. Mr. Bergamo serves on the New York State Commission for Sentencing Reform, is a Board Member of New York Off-Track Betting Corporation and serves on the New York State Judicial Screening Committee. He earned a B.S. in History from Temple University, and a J.D. from New York Law School. He is admitted to the New York, New Jersey and Federal Bars, the US Court of Appeals and the US Supreme Court. Mr. Bergamo’s qualifications to sit on our Board of Directors include his broad experience as chief executive officer and operating officer of public and private companies and his more than fifteen years of service on boards of public companies and various public service organizations.

Vote Required

The nominee for Director receiving the highest vote total will be elected as a Director of the Company. Withheld votes and “broker non-votes” will have no practical effect in the election of Directors.

The Board unanimously recommends a vote FOR the above nominee for Director.

Class III Directors Continuing in office until the 2014 Annual Meeting of Stockholders

Jeffrey J. Fenton, age 56. Mr. Fenton has served as a Director of the Company since November 2010. Mr. Fenton was initially appointed to the Board pursuant to a Settlement Agreement among the Company, LCV Capital Management, LLC, Raging Capital

Management, LLC and certain of their affiliates, dated October 20, 2010. Since March 2004, Mr. Fenton has served as a Principal of Devonshire Advisors LLC, an advisory services firm. From March 2004 to April 2008, Mr. Fenton also served as Senior Advisor to Cerberus Capital Management L.P., a leading private investment firm. Mr. Fenton served as a director of Bluelinx Holdings Inc., Formica Corporation, IAP Worldwide Services, Global Motorsports Group, Inc. and Transamerica Trailer Leasing Co. Mr. Fenton brings to the Board significant finance, international business and leadership experience, having served as a senior advisor at a leading private investment firm as well as chief executive officer of a major industrial company.

Jeffrey S. Wald, age 39. Mr. Wald has served as a Director of the Company since February 2012. Mr. Wald was elected to the Board at the Company’s 2011 annual meeting of stockholders after being nominated for election by Peerless Systems Corporation. Since May 2010, Mr. Wald has been the Chief Operating Officer and Chief Financial Officer of Work Market, Inc., a labor resource platform that he co-founded. From May 2008 to May 2010, Mr. Wald was a Managing Director at Barington Capital Group, L.P. an activist hedge fund manager, where he initiated investments and managed Barington’s portfolio of investments. From March 2007 through May 2008, Mr. Wald was the Chief Operating Officer and Chief Financial Officer of Spinback, Inc., an internet commerce company he co-founded (sold to Buddy Media Corporation). From January 2003 to March 2007, Mr. Wald was a Vice President at The GlenRock Group, a private equity firm which invests in undervalued, middle market companies as well as emerging and early stage companies. Earlier in his career, Mr. Wald held positions in the mergers and acquisitions department at J.P. Morgan Chase & Co. Mr. Wald is currently a director of Work Market, Inc. and CoStar Technologies, Inc., where he also serves on the audit committee. From 2010 to 2012, Mr. Wald served as a director of Peerless Systems Corporation and from 2009 to 2010 he served on the board of Register.com. Mr. Wald brings to the Board substantial experience in the area of venture capital, technology, principal investing and operations.

Class I Directors Continuing in Office until the 2015 Annual Meeting of Stockholders

Warren G. Lichtenstein, age 48. Mr. Lichtenstein has served as the Chairman of the Board and a Director of the Company since March 12, 2013. He has also served as the Executive Chairman of the general partner of Steel Partners Holdings L.P. (“Steel Holdings”), a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, since July 15, 2009. He is also the Chairman and Chief Executive Officer of SP General Services LLC (“Steel Partners”), a subsidiary of Steel Holdings, and has been associated with Steel Partners and its affiliates since 1990. Mr. Lichtenstein has served as Chairman of the Board of Handy & Harman Ltd., a diversified global industrial company, since July 2005. He is a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China. He also co-founded Steel Partners II, L.P. (“SPII”), a private investment partnership that is now a wholly-owned subsidiary of Steel Holdings, in 1993. Mr. Lichtenstein has served as a director of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008. He has served as a director of SL Industries, Inc. (“SLI”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, since March 2010. He previously served as a director (formerly Chairman of the Board) of SLI from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. He has served as a director (currently Chairman of the Board) of Steel Excel Inc. (“Steel Excel”), a company whose business currently consists of a sports-related segment and an oilfield services segment, since October 2010. Mr. Lichtenstein served as the Chairman of the Board, President and Chief Executive Officer of SP Acquisition Holdings, Inc. (“SPAH”), a company formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009. He served as a director of WebFinancial Corporation, a predecessor entity of Steel Holdings, from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003. From May 2001 to November 2007, Mr. Lichtenstein served as a director (formerly Chairman of the Board) of United Industrial Corporation (“United Industrial”), a company principally focused on the design, production and support of defense systems, which was acquired by Textron Inc. He served as a director of KT&G Corporation, South Korea’s largest tobacco company, from March 2006 to March 2008. Mr. Lichtenstein served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from January 2004 to October 2006. We believe Mr. Lichtenstein is qualified to serve as a Director due to his expertise in corporate finance, record of success in managing private investment funds and his related service as a director of, and advisor to, a diverse group of public companies, including other companies having attributes similar to the Company.

Glen M. Kassan, age 70. Mr. Kassan has served as a Director of the Company since March 12, 2013. Mr. Kassan has served since July 2005 as a director of HNH and as its Vice Chairman of the Board since October 2005. He previously served as HNH’s Chief Executive Officer from October 2005 until December 2012. He is a Managing Director and operating partner of Steel Partners and has been associated with Steel Partners and its affiliates since August 1999. He served as the Vice President, Chief Financial Officer and Secretary of a predecessor entity of Steel Holdings from June 2000 to April 2007. He has served as a director of SLI since January 2002 and its Chairman of the Board since May 2008. He previously served as SLI’s Vice Chairman of the Board from August 2005 to May 2008, its President from February 2002 to August 2005, its interim Chief Executive Officer from June 14, 2010 to June 29, 2010 and its interim Chief Financial Officer from June 14, 2010 to August 30, 2010. He was a director of United Industrial from October 2002 to November 2007. We believe Mr. Kassan is qualified to serve as a Director due to his years of experience and record of success in leadership positions in industrial and other public companies having attributes similar to the Company as well as the expertise he possesses in capital markets and corporate finance.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including its Code of Business Conduct and Ethics, Corporate Governance Guidelines, and charters for each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board. The corporate governance page can be found by clicking on “Governance” under the Investor Relations tab on our website at www.moduslink.com.

The Company has policies and practices that promote good corporate governance and are compliant with the listing requirements of Nasdaq and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	All members of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee are independent;

•	The independent members of the Board meet regularly without the presence of management;

•

The Company has a code of business conduct and ethics, which applies to all employees, is monitored by its internal audit function and Chief Compliance Officer and is annually affirmed by its employees;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

The Company has an ethics hotline available to all employees, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Company’s Audit Committee; and

•	The Company has stock ownership guidelines for its non-employee Directors and executive officers.

Board Leadership Structure

Mr. Lichtenstein has served as non-executive Chairman of the Board since March 12, 2013. Prior to such date, Francis J. Jules served in this role from its establishment in November 2011.

Independence of Members of the Board

The Board has determined that each of Virginia G. Breen, Jeffrey J. Fenton, Francis J. Jules, Glen M. Kassan, Warren G. Lichtenstein, Michael J. Mardy and Jeffrey S. Wald, constituting all of the Directors of the Company, satisfies the criteria for being an “independent director” under the standards of Nasdaq and has no material relationship with the Company other than by virtue of service on the Board. In addition, the Board has determined that Anthony Bergamo satisfies the criteria for being an “independent director” under the standards of Nasdaq and has no material relationship with the Company.

Board and Committee Meetings

During the fiscal year ended July 31, 2013 (“fiscal 2013”), the Board held thirty (30) meetings (including by telephone conference). During fiscal 2013, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served. During fiscal 2013, all of the independent Directors of the Company met regularly, in an executive session of a regularly scheduled Board meeting, outside of the presence of the executive officers of the Company. The Company’s Directors are strongly encouraged to attend the Company’s Annual Meeting of Stockholders. All of the Company’s Directors serving at the time of the 2012 Annual Meeting of Stockholders attended such meeting.

The Board has an Audit Committee, a Human Resources and Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee reports regularly to the full Board on its activities.

Audit Committee

The Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which assists the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls and facilitates open communication among the Audit Committee, Board, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee oversees the internal audit functions and the senior-most internal auditor reports directly to the Audit Committee. The Audit Committee pre-approves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board’s oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis and all such transactions must be approved or ratified by the Audit Committee. The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only. The Audit Committee currently consists of Francis J. Jules, Glen M. Kassan and Michael J. Mardy (Chair), each of whom is independent as defined in applicable Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Kassan joined the Audit Committee on May 13, 2013. The Audit Committee met nine (9) times during fiscal 2013.

Human Resources and Compensation Committee

The Board has a Human Resources and Compensation Committee (the “Compensation Committee”), which administers the Company’s 2010 Incentive Award Plan, 2004 Stock Incentive Plan, 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan and Amended and Restated 1995 Employee Stock Purchase Plan, as well as the Company’s cash incentive plans, performance-based restricted stock program and other equity-based awards. The Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s executive officers. The Compensation Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The Compensation Committee currently consists of Virginia G. Breen, Francis J. Jules (Chair) and Glen M. Kassan, each of whom is an independent Director as determined in accordance with the Compensation Committee charter and applicable Nasdaq rules. Ms. Breen and Mr. Kassan joined the Compensation Committee on May 13, 2013. The Compensation Committee met eleven (11) times during fiscal 2013.

During fiscal 2013, the Company’s Senior Vice President, Chief Human Resources Officer regularly attended Compensation Committee meetings to discuss and make recommendations regarding the Company’s executive compensation program, including base salary, bonus, equity compensation and other benefits of other executive officers, and to provide relevant data compiled by members of the human resources staff. The Compensation Committee was not bound by such recommendations and the Compensation Committee ultimately approved the compensation of all executive officers. The Compensation Committee generally met in executive sessions without any member of management present when discussing compensation matters pertaining to the President and Chief Executive Officer. The Compensation Committee also reviewed with the Board the compensation of the President and Chief Executive Officer, prior to taking final action with respect to such compensation. After assuming his position in January 2013, the President and Chief Executive Officer did not make proposals or recommendations regarding his own compensation.

In addition, to the extent permitted by applicable law and the provisions of a particular equity-based incentive plan while he was employed by the Company, the Board delegated authority to Joseph Lawler, then serving as President and Chief Executive Officer, to grant stock options to non-executive employees within certain limits, including a prohibition on making grants to direct reports and per person limits, which authority was generally used to facilitate making new hire grants and to recognize promotions or reward special accomplishments and achievements. The Board authorized the former President and Chief Executive Officer to make restricted stock awards and restricted stock unit awards to non-executive employees in an amount not to exceed 1,000 shares in any one instance, and 10,000 shares in the aggregate in any fiscal year. For fiscal 2013, the Compensation Committee approved the number of shares included in an annual stock option pool for annual grants to non-executive employees and thereafter the Chief Financial Officer and Executive Vice President, Chief Administrative Officer and General Counsel were authorized to determine the amounts, recipients and date of grant of the annual stock option grants to non-executive employees.

The Compensation Committee’s general practice and policy is to engage an outside compensation consultant to advise it as needed and to conduct a comprehensive review of executive compensation every two years. In intervening years, it is the Compensation Committee’s practice to adjust the data from the prior year, as it deems necessary, to reflect prevailing market trends for executive compensation. For certain of the years included in the Summary Compensation Table, the Compensation Committee has used Hewitt Associates LLC (“Hewitt”) and Pearl Meyer & Partners (“PM&P”), as discussed below.

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.

In fiscal 2005, the Company retained Hewitt as an independent advisor reporting to the Compensation Committee on executive compensation matters. During the fiscal years ended July 31, 2009 and July 31, 2010, Hewitt provided independent advice on compensation matters pertaining to the Named Executive Officers (as defined under “Summary Compensation Table”) and our other executives as requested by management or the Compensation Committee. During fiscal 2009, Hewitt reviewed with the Compensation Committee the overall executive compensation landscape, conducted a review of all elements of our executive compensation program, including bonus, long-term incentives, supplemental benefits, perquisites and severance, and provided a competitive review of compensation levels for a selected group of senior executive positions, including the Named Executive Officers. Hewitt’s findings were delivered in early fiscal 2010, and were taken into consideration in making fiscal 2010 executive compensation determinations and fiscal 2011 executive compensation determinations (other than with respect to the compensation of the former President and Chief Executive Officer, as discussed below). Hewitt acted as an advisor to the Compensation Committee and also has provided, with the knowledge and consent of the Compensation Committee, advice and expertise to management on matters to be presented by management to the Compensation Committee. The Company did not retain Hewitt to provide any other services to the Company.

During fiscal 2010, the Compensation Committee retained PM&P as an independent advisor regarding fiscal 2011 compensation of the former President and Chief Executive Officer. In fiscal 2011, the Compensation Committee retained PM&P as its independent executive compensation consultant. None of the Company’s management participated in the Compensation Committee’s decision to retain PM&P. PM&P reports directly to the Compensation Committee and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services PM&P provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and award values in relationship to its performance. In mid-fiscal 2013, PM&P provided services to the Compensation Committee regarding the compensation arrangement of Mr. Boucher the Company’s new President and Chief Executive Officer.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P and determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the Nasdaq. In making this determination, the Compensation Committee noted that during fiscal 2013:

•

PM&P did not provide any services to the Company or its management other than services to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were far less than 1% of PM&P’s total revenue;

•	PM&P maintains a conflicts policy which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants on the Company matter had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants on the Company matter, or PM&P, had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants on the Company matter directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee reviews executive compensation on an ongoing basis and consults with its independent consultant as deemed necessary. The Compensation Committee also annually reviews the results of the Company’s management succession planning activities as it relates to the management team, and shares its findings with the full Board.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee (the “Governance Committee”), which makes recommendations to the Board concerning all facets of the Director-nominee selection process, develops and recommends to the Board corporate governance principles applicable to the Company and oversees the evaluation of the Board and management. The Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Governance Committee is responsible for overseeing an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively and determines the nature of the evaluation, supervises the conduct of the evaluation and prepares an assessment of the performance of the Board, which is discussed with the Board. The Governance Committee also oversees the Company’s enterprise risk management program and activities. The Governance Committee may, at the request of the Board, periodically review and make recommendations to the Board relating to management succession planning, including policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The Board has adopted a written charter for the Governance Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com.

In recommending candidates for election to the Board, the Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Board requires that all nominees for the Board have a reputation for integrity, honesty and adherence to high ethical standards. In addition, nominees should also have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. The Governance Committee will consider nominees for the Board recommended by stockholders in accordance with the Third Amended and Restated Bylaws of the Company (the “Bylaws”). Mr. Bergamo’s nomination was recommended by Mr. Lichtenstein, the Company’s Chairman of the Board.

Stockholders wishing to propose Director candidates for consideration by the Governance Committee may do so by writing, by deadlines specified in the Company’s Bylaws, to the Secretary of the Company and providing information concerning the nominee and his or her proponent(s) required by the Company’s Bylaws. The Company’s Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2013 Annual Meeting and Nomination of Directors” in this Proxy Statement for more information.

The Governance Committee currently consists of Jeffrey J. Fenton, Warren G. Lichtenstein (Chair) and Jeffrey S. Wald, each of whom is independent as defined in applicable Nasdaq listing standards. Messrs. Lichtenstein and Wald joined the Governance Committee on May 13, 2013. The Governance Committee met five (5) times during fiscal 2014.

Board’s Role in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. With the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

The Governance Committee has primary responsibility for initial consideration of all risk oversight matters and oversees our financial and risk management policies and enterprise risk management activities. As part of the overall risk oversight framework, the Governance Committee’s risk oversight responsibilities include, among other things, reviewing annually: (i) the categories of risk the Company faces; (ii) the design of the Company’s risk management functions; (iii) the internal communication of the Company’s risk management strategy; (iv) the risk policies and procedures adopted by management and the implementation of such policies and procedures; and (v) the reports of management, independent auditors, legal counsel and outside experts regarding risks the Company faces. Our management team reviews risks on a regular basis.

In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the non-executive Chairman and working through its committees, including the independent Governance Committee, to participate actively in the oversight of management’s actions.

Diversity

Diversity has always been very important to us. Although we have no formal separate written policy, pursuant to our Corporate Governance Guidelines, the Board annually reviews the appropriate skills and characteristics of the members of the Board, and diversity is one of the factors used in this assessment.

Director Stock Ownership Guidelines

In September 2008, the Compensation Committee adopted stock ownership guidelines for our Directors, which guidelines were updated in December 2010. The Compensation Committee believes that it is appropriate for the Directors to hold equity in the Company. Under these guidelines, as updated, the non-employee Directors’ ownership requirement is set at three times the annual retainer. All individuals will have five years from the later of the adoption of the guidelines or his or her first appointment or election as a Director to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, restricted stock held by the individual, and in-the-money vested options. Compliance is measured at the end of each calendar year.

Stockholder Communications with the Board

Stockholders may send written communications to the Board, the presiding director or any individual member of the Board to the following address: c/o Secretary, ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451. The Company will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

The Board has unanimously adopted and is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation (the “Charter Amendment”) that would eliminate the classification of the Board and provide instead for the annual election of Directors commencing with the Company’s 2014 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2014.

The Company’s current classified board structure has been in place since 1994. The Board believes that its classified structure has helped assure continuity of the Company’s business strategies and has reinforced a commitment to long-term stockholder value. Although these are important benefits, the Board recognizes the growing sentiment among the investment community in favor of annual elections and acknowledges the affirmative vote by 51.5% of the Company’s stockholders at the Company’s 2012 annual meeting of stockholders to declassify the Board. Although this constituted the affirmative vote of over 98% of votes cast, the proposal did not meet the required threshold and was not approved as a result. After careful consideration, the Board determined that it is appropriate to propose declassifying the Board, commencing with the Company’s 2014 annual meeting of stockholders.

The proposed Charter Amendment eliminates the classification of the Board effective upon the Company’s 2014 annual meeting of stockholders and provides for the annual election of all Directors beginning at that annual meeting. If approved, the Charter Amendment would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which the Company would do promptly after stockholder approval is obtained for the Charter Amendment.

If stockholders approve the Charter Amendment, the current term of each director would end at the Company’s 2014 annual meeting of stockholders. Commencing at the 2014 annual meeting of stockholders, the entire Board would stand for election annually and the term of any director chosen as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of stockholders.

The proposed Charter Amendment would not change the present number of Directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the Board is classified, and because the Restated Certificate of Incorporation does not otherwise provide, the members of the Board are removable only for cause. The proposed Charter Amendment provides that, once the Board has become declassified at the Company’s 2014 annual meeting of stockholders, Directors may be removed with or without cause.

Approval of the Charter Amendment will result in the amendment of Article Seventh of the Company’s Restated Certificate of Incorporation, as shown on Appendix I.

Vote Required

The Company’s Restated Certificate of Incorporation provides that any amendment to Article Seventh may only be approved by the affirmative vote of seventy-five percent (75%) of the Company’s outstanding voting stock. Therefore, approval of this Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

The Board recommends that the stockholders vote FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Per the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, we are required to provide our stockholders with the opportunity to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

As described in more detail under the heading “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement, we believe our executive compensation program aligns with our short and long-term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such, we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.

The Board of Directors recommends that the stockholders vote in favor of the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this proxy statement.

As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2013, with respect to the beneficial ownership of shares of Common Stock by: (i) 5% stockholders; (ii) all directors and nominees of the Board of the Company, (iii) the Named Executive Officers (as defined under “Summary Compensation Table”); and (iv) all current executive officers and members of the Board of the Company, as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
5% Stockholders
Steel Partners Holdings L.P.(3)	16,041,185	29.9%
Dimensional Fund Advisors LP(4)	2,762,413	5.4%

Directors and Nominees
Virginia G. Breen(5)	67,980	*
Jeffrey J. Fenton(6)	85,480	*
Francis J. Jules(7)	68,930	*
Glen M. Kassan(8)	23,006	*
Warren G. Lichtenstein(9)	83,006	*
Michael J. Mardy(10)	77,980	*
Jeffrey S. Wald	37,969	*
Anthony Bergamo(11)	0	*

Named Executive Officers
John J. Boucher	50,000	*
Steven G. Crane(12)	305,242	*
Scott R. Crawley(13)	38,595	*
Peter L. Gray (14)	151,955	*
Joseph P. Lawler(15)	284,283	*
Thomas Nightingale(16)	20,760	*
		*
All current executive officers and directors, as a group (11 persons)(17)	990,143	1.9%

*	Less than 1%
(1)	For purposes of this table, beneficial ownership is determined by rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2013, through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The Company believes that each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity unless noted otherwise. Unless otherwise indicated, the address of each person listed in the table is c/o ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451.
(2)	Number of shares deemed outstanding includes 51,594,517 shares of Common Stock as of September 30, 2013, plus any shares subject to Presently Exercisable Options held by the person in question.
(3)

Based on information provided in the Schedule 13D filed by Handy & Harman, Ltd. (“HNH”), BNS Holdings, Inc. (“BNS”), Steel Partners, Ltd. (“SPL”), Steel Partners Holdings L.P. (“Steel Holdings”), SPH Group LLC (“SPHG”), SPH Group Holdings LLC (“SPHG Holdings”), Steel Partners LLC (“Partners LLC”), and Warren G. Lichtenstein with the SEC on October 14, 2011 and all amendments thereto, including that certain Amendment No. 14 to Schedule 13D filed by HNH, SPL, Steel Holdings, SPHG, SPHG Holdings, Steel Partners Holdings GP, Inc. (“Steel Holdings GP”), Mr. Lichtenstein, and Glen M. Kassan on March 13, 2013, a Form 4 filed by HNH on March 14, 2012 and Forms 4 filed by BNS and SPHG Holdings on June 15, 2012. The principal business address of HNH is 1133 Westchester Avenue, Suite N222, White Plains, NY 10604. The principal business address of SPL, Steel Holdings, SPHG, SPHG Holdings and Partners LLC is 590 Madison Avenue, 32nd Floor, New York, NY 10022.

•

SPL owns 60,000 shares of Common Stock. Mr. Lichtenstein is the Chief Executive Officer and shareholder of SPL. Accordingly, Mr. Lichtenstein may be deemed to have shared investment and voting power with respect to such shares of Common Stock held indirectly by him. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by SPL except to the extent of his pecuniary interest therein.

•

SPHG Holdings owns 540,015 shares of Common Stock. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings. Accordingly, by virtue the relationships discussed above, each of Steel Holdings, SPHG, and Steel Holdings GP may be deemed to beneficially own the shares of Common Stock owned directly by SPHG Holdings. Each of SPHG, Steel Holdings, and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by SPHG Holdings except to the extent of his or its pecuniary interest therein. SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP have shared dispositive and voting power with respect to the 540,015 shares owned by SPHG Holdings.

•

HNH owns 5,941,170 shares of Common Stock. SPHG Holdings owns approximately 55% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings Accordingly, each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP could be deemed to beneficially own the shares of Common Stock owned directly by HNH. Each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by HNH. HNH has sole dispositive and voting power with respect to the 5,941,170 shares owned by HNH.

•

Steel Holdings directly owns 7,500,000 shares of Common Stock and has the right acquire up to 2,000,000 shares of Common Stock pursuant to currently exercisable warrants issued by the Company to Steel Holdings. Steel Holdings GP may be deemed to beneficially own the shares, including the shares underlying the warrants, owned directly by Steel Holdings.

(4)	Based solely on information provided in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 11, 2013, Dimensional has shared dispositive power with respect to such shares and sole voting power with respect to 2,695,138 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are collectively referred to as the “Funds.” As a result of its role as investment advisor or investment manager to the Funds, Dimensional may be deemed to be the beneficial owner of the 2,795,753 shares of Common Stock held by the Funds. However, Dimensional does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	Includes 14,400 shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options.
(6)	Includes 20,000 shares which may be acquired by Mr. Fenton pursuant to Presently Exercisable Options.
(7)	Includes 14,400 shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options.
(8)	Includes 23,006 shares of Common Stock owned directly by Mr. Kassan. Mr. Kassan is a member of the Section 13(d) group described in Footnote 3 above that owns more than 10% of the Company’s outstanding Common Stock. Mr. Kassan disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.
(9)	Includes 23,006 shares of Common Stock owned directly by Mr. Lichtenstein and 60,000 shares of Common Stock owned directly by Steel Partners, Ltd. (“SPL”). Mr. Lichtenstein is the Chief Executive Officer and sole director of SPL. Accordingly, by virtue of Mr. Lichtenstein’s relationship with SPL, Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock of the Company owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by SPL except to the extent of his pecuniary interest therein. Mr. Lichtenstein is a member of the Section 13(d) group described in Footnote 3 above that owns more than 10% of the Company’s outstanding Common Stock. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.
(10)	Includes 14,400 shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options.

(11)	Mr. Bergamo does not directly own any shares. Mr. Bergamo is a director of Steel Partners Holdings L.P., a member of the Section 13(d) group described in Footnote 3 above that owns more than 10% of the Company’s outstanding Common Stock. Mr. Bergamo disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.
(12)	Includes 202,603 shares which may be acquired by Mr. Crane pursuant to Presently Exercisable Options.
(13)	Includes 18,958 shares which may be acquired by Mr. Crawley pursuant to Presently Exercisable Options.
(14)	Includes 103,911 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options. Mr. Gray’s employment with the Company ceased on October 4, 2013.
(15)	Mr. Lawler retired from the Company on October 1, 2012.
(16)	Mr. Nightingale’s employment with the Company ceased on January 31, 2013.
(17)	Includes 388,672 shares which may be acquired pursuant to Presently Exercisable Options.

ADDITIONAL INFORMATION

Management

Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the executive officers of the Company as of the date of this Proxy Statement.

Name	Age	Position
John Boucher	54	President and Chief Executive Officer
Steven G. Crane	56	Chief Financial Officer
Scott R. Crawley	51	President, Global Operations

John Boucher joined the Company from Symbotic LLC, a global provider of integrated supply network automation solutions for warehouses and distribution centers, where he served as Chief Commercial Officer & Chief Operating Officer starting in 2010. From 2004 to 2010, Boucher served in executive and leadership positions at Celestica Inc., a major provider of supply chain services to companies in the communications, consumer, computing, and industrial, aerospace and defense, healthcare, green technology, and semiconductor capital equipment globally. While at Celestica, he held the positions of Executive Vice President of Global Services, Sales & Supply Chain Solutions; Executive Vice President, Supply Chain & Chief Procurement Officer; and President & Senior Vice President, Americas Operations. Mr. Boucher recently served on the Consumer & Electronics Advisory Board of Nypro, a leading global solutions provider in the field of manufactured precision plastic products.

Steven G. Crane has served as Chief Financial Officer of the Company since April 2007. From April 2007 until June 2008, Mr. Crane also served as Treasurer of the Company. Prior to joining the Company, from August 2006 until August 2007, Mr. Crane served as President of FT Interactive Data Corporation, a division of International Data Corporation, a provider of various financial data and proprietary information, where he was responsible for overall management of the division. Mr. Crane also served as Chief Financial Officer of Interactive Data Corporation from 1999 until August 2006, where he was responsible for all finance functions. Mr. Crane is also a director, chairman of the compensation committee and member of the audit committee of Pulse Electronics, Inc.

Scott R. Crawley has served as President, Global Operations of the Company since August 2012. Mr. Crawley served as President, Integrated Services from August 2011 to August 2012. Prior to joining the Company, from 2006 to 2011, Mr. Crawley served as General Manager of Software and Peripheral, a division of Dell Inc., where he was responsible for consumer electronics, software, imaging, displays and accessories, leading a team across 16 countries. Prior to that, he held key leadership roles in Dell’s worldwide procurement organization and global operations with oversight of procurement activities for consumer platforms, software and handheld products. Mr. Crawley has also held senior-level general management, business development and finance positions at Compaq Computer Corporation and FMC Corporation.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Messrs. Boucher, Crane and Crawley are also directors and/or officers of many of the Company’s subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary of Fiscal 2013 Compensation

As discussed in the Compensation Discussion and Analysis for fiscal 2012, several executive officers announced their departures and/or departed from the Company as the Company was concluding fiscal 2012 and entering fiscal 2013. For fiscal 2013, in addition to considering the Company’s financial performance in making executive compensation determinations and linking certain elements of variable compensation to such performance, the Board was focused on retaining the remaining members of the executive leadership of the Company, recruiting and hiring a new President and Chief Executive Officer and continuing restructuring and cost-reduction activities in order to better position the Company.

During the last several months of fiscal 2012, the Compensation Committee took actions to retain Steven G. Crane, the Company’s Chief Financial Officer, Scott R. Crawley, the Company’s President, Global Operations, and Peter L. Gray, the Company’s Former Executive Vice President, Chief Administrative Officer and General Counsel. These actions took the form of (i) retention agreements which provided for cash awards for continued service to the Company, (ii) amendments to such individuals’ severance agreements and (iii) stock option awards with shorter vesting than had typically been the Company’s practice. The retention agreements and severance agreement amendments were entered into in June and July 2012, in light of the challenges facing the Company, including the uncertainty associated with its ongoing review of strategic alternatives, the need for leadership and continuity given the aforementioned departures, and the activities required to address the Company’s then pending restatement of its financial results and the SEC inquiry. The stock option awards were approved in June and July 2012 and the options were issued in March 2013, once the Company had completed the restatement of its financial results and was otherwise in an open trading period under its insider trading policy.

In part due to the existence of the retention agreements, and in part due to the Company’s desire to reduce expenditures, no fiscal year 2013 cash bonus plan was established, except for the President and Chief Executive Officer who was hired in January 2013. Also, in light of the retentive stock option awards, no annual equity awards were made to the Named Executive Officers in fiscal 2013, which was a departure from prior practice. The Company also did not establish a performance based restricted stock program for fiscal 2013, which was also a departure from prior practice. The Compensation Committee views these decisions as having reflected fiscal 2013 events and does not expect fiscal 2013 to signify a shift in compensation philosophy or the components of executive compensation generally.

No salary increases were made in fiscal 2013 to the Named Executive Officers, other than for promotional purposes.

In January 2013, the Company hired Mr. Boucher as its President and Chief Executive Officer. A national executive search firm assisted the Company in identifying and qualifying Mr. Boucher. The Compensation Committee was advised by its compensation consultant, PM&P, in structuring Mr. Boucher’s compensation arrangement. The Compensation Committee believes that Mr. Boucher’s compensation arrangement is competitive in the marketplace, aligns Mr. Boucher’s incentives with those of the Company’s stockholders through it use of stock options (including performance-based stock options) and reflected an appropriate weighting toward performance-based awards. Mr. Boucher received option grants, restricted stock, and is eligible for a cash bonus, pursuant to his Offer Letter and as described below in “Employment Arrangements of Named Executive Officers.”

Executive Compensation Objectives

Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;

•	Align compensation with our business mission, strategy and goals; and

•	Motivate and reward high levels of performance.

These objectives collectively seek to link compensation to overall Company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design.

Our compensation philosophy generally is to set our target total compensation (base salary, bonus and long term incentives) at the median for similarly situated individuals at companies we consider to be our peers and competitors for talented individuals such as our executives and within the general industry and geography (as more fully described below under “Benchmarking”). However, we also consider the need to account for factors such as tenure, individual performance, and unique characteristics and criticality of the job to the Company, and, as a result, from time to time and for certain individuals, we will exceed or trail the median target.

As to performance-based compensation, the Compensation Committee believes that one measure of the effectiveness of a variable compensation plan is whether compensation is being earned commensurate with performance and whether goals are set properly to reward desired performance. In years in which the Company did not meet its financial and operational goals (including fiscal 2011 and fiscal 2012) no amounts were earned under variable cash compensation plans or on performance-based equity programs.

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers typically consist of base salary; performance-based annual cash bonus; equity grants of stock options and performance-based restricted stock; limited perquisites; and other benefits. Each component is described in more detail below. As discussed under “Human Resources and Compensation Committee”, from time to time the Compensation Committee engages a compensation consultant to assist us in determining these compensation levels and to review our executive compensation programs.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation and supports our compensation objectives to attract and retain talented executives and adequately compensate and reward them for services rendered during the fiscal year. Changes in base salary are typically considered based on subjective evaluation of individual performance during our annual performance review process which takes place in our fiscal first quarter. Assessment of individual performance includes achievements and performance of the applicable operating unit or function for which the executive is responsible. In addition, from time to time, adjustments are made to base salaries during the fiscal year in light of promotions, added responsibilities or in reaction to changes in the market for an individual possessing the skills and abilities required by our executives. Our President and Chief Executive Officer is expected to make recommendations regarding compensation adjustments for the other Named Executive Officers, which adjustments will be considered the Compensation Committee. The process for determining the compensation of our President and Chief Executive Officer during 2013 is described in the section titled “President and Chief Executive Officer Compensation Decisions” below.

The Compensation Committee reviewed base salaries during the first quarter of fiscal 2013, and decided that no change in base salary would be made for fiscal 2013 for our Named Executive Officers at that time. However, in September 2012, in connection with Mr. Crawley assuming the additional responsibilities for all global operations, and after consideration of this expanded role, Mr. Crawley’s annual base salary was increased by 14% from $350,000 to $400,000. Although no bonus plan was implemented for fiscal 2013, the Compensation Committee also provided that Mr. Crawley’s bonus percentage, when a bonus plan was implemented in the future, and for severance arrangement purposes, would be set at 70% of base salary.

Performance-Based Annual Cash Bonus

Historically, the Compensation Committee has established an Executive Management Incentive Plan or MIP, which provides cash incentives for our executives. This plan supports our compensation objectives by focusing on annual financial and operating results and enabling our target total compensation to remain competitive within the marketplace for executive officers. Each Named Executive Officer has a target bonus award for each plan year.

Target bonus awards are expressed as a percentage of the base salary paid to the Named Executive Officer during that plan year. Historically, the Compensation Committee has selected bonus amounts for the Named Executive Officers such that target total compensation approximated the median of comparable positions at our peer companies or the general industry. At target, if earned, the performance-based annual cash bonus for the Named Executive Officers would approximate the median relative to the general industry survey discussed below under “Benchmarking”. For fiscal 2013, no cash bonus plan was established as discussed above.

Equity Grants

A key component of our executives’ compensation takes the form of equity grants, including stock options and performance-based restricted stock.

Our long-term equity incentives support our compensation objectives by rewarding the achievement of long-term business objectives that benefit our stockholders and help us retain a successful and tenured management team. Our executive compensation program has utilized equity grants to meet its objectives.

Stock options

Our equity program for executive officers has included stock options with the size and value of awards based on the executive’s position and market compensation data. The Compensation Committee believes that stock options align the interests of our executive officers with those of investors and rewards the executives for enhancing our stock valuation, and serve as a retention vehicle. As part of the Named Executive Officers’ compensation, stock options are generally awarded (i) upon initial hiring, (ii) annually, and (iii) periodically, in the event of promotions, added responsibilities and exemplary performance. The number of shares underlying an option grant is determined relative to market practice and in line with the Company’s goals in relation to setting target total compensation. During fiscal year 2013, the Compensation Committee awarded stock option awards to Messrs, Crawley, Crane and Gray to encourage the retention of these individuals. In light of such grants, annual stock options were not awarded to these individuals in fiscal 2013.

For fiscal 2013, the retention stock option awards to purchase shares of common stock granted to our Named Executive Officers were as follows:

Name	Date of Grant	Exercise Price	Number of Shares Underlying Option
Steven G. Crane	3/12/13	3.38	150,000
Scott R. Crawley	3/12/13	3.38	150,000
Peter L. Gray	3/12/13	3.38	150,000

In recognition of the desire to enhance the retentive nature of these stock option grants in the near term, the Compensation Committee set vesting to occur in two equal annual installments.

As part of Mr. Boucher’s compensation arrangement entered into at the commencement of his employment in January 2013, the Company awarded Mr. Boucher in March 2013 an option to purchase 356,455 shares of Common Stock, utilizing the Company’s lattice-binomial formula for valuing stock options for financial reporting purposes. This award vests with respect to 25% of the shares on the first anniversary of the date of grant and monthly thereafter over the following three years.

Performance-Based Stock Options

During fiscal 2013, the Company also utilized performance-based stock options in order to attract Mr. Boucher and provide an additional incentive for him to increase stockholder value. Granted in March 2013, the performance-based stock option was to purchase 483,122 shares of Common Stock. The exercise price of this option is $3.38 per share. The option will vest with respect to 20% of the shares on an annual basis, subject to the Company’s Common Stock achieving a minimum average closing stock price for the three month period ending on each vesting date, of $5.07, $6.76, $8.45, $10.14 and $11.83, respectively.

Also in March 2013, the Company awarded Mr. Crawley an option to purchase 40,000 shares of Common Stock. This performance-based option has the same vesting terms as the first two tranches of Mr. Boucher’s performance-based option. Accordingly, fifty percent (50%) of the option vests on the first and second anniversaries of the date of grant, subject to the Company’s Common Stock achieving a minimum average closing stock price for the three month period ending on each vesting date, of $5.07 and $6.76, respectively.

Performance-Based Restricted Stock

Another component of the Company’s equity program is granting performance-based restricted stock, pursuant to which executive officers are granted a predetermined number of shares of restricted stock in the event that the Company achieves a certain level of financial performance. The Compensation Committee believes that performance-based restricted stock aligns the interests of our executive officers with those of investors, rewards the executives for enhancing our stock valuation and serves as a retention vehicle.

Other than the grant of restricted stock to Mr. Boucher, no performance based restricted stock program was established for fiscal 2013, as discussed above.

Restricted Shares

In 2011 and 2012, the Compensation Committee has determined that an element of annual equity compensation would take the form of time vesting restricted stock awards. For fiscal 2013, however, the Compensation Committee determined that no time vesting restricted stock awards would be made (other than the new hire grant of 50,000 restricted shares to Mr. Boucher).

The Company from time to time awards shares of restricted stock coincident with the commencement of employment or in recognition of a promotion, added responsibilities, exemplary performance, to address market factors or to serve as a means to retain and motivate management.

Perquisites and other benefits

The Compensation Committee believes that the perquisites provided to the Named Executive Officers are reasonable and modest compared to the general market. To the extent we offer any perquisites, we do so in order to be competitive with the market. Each of the Named Executive Officers receives an automobile allowance as a term of his employment, is eligible to receive enhanced long-term disability benefits and 401(k) matching benefits consistent with those offered to all other participating employees.

From time to time, we have awarded discretionary cash bonuses based on, for example, exemplary performance or the assumption of additional responsibilities. In March 2013, Mr. Crane was awarded a discretionary bonus of $40,000 in recognition of his performance of additional leadership responsibilities during the period while the Company’s President and Chief Executive Officer role was vacant.

Assessment of risk

The Compensation Committee believes that our compensation policies and practices motivate our employees to achieve our corporate objectives and to remain with our Company while avoiding unreasonable risk taking, and that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. We believe we have allocated our compensation among base salary and incentive compensation target opportunities in such a way as to not encourage excessive risk taking. In addition, we believe our approach to goal setting, and our bonus plan design that provides for payouts at various levels of performance, further aligns employee and stockholder interests. Also, the multi-year vesting of our equity awards and our share ownership guidelines encourage our employees to have a long-term perspective.

Benchmarking

The Compensation Committee reviews executive compensation relative to marketplace norms on a regular basis and has typically followed a practice of refreshing this data every two years. The Compensation Committee did not conduct a formal market review of executive compensation in fiscal 2013 due to budgetary concerns and in light of the retention actions which had been taken relative to the Named Executive Officers. For fiscal 2012, we considered a review of compensation completed in September 2011 when making our compensation decisions. In the September 2011 compensation review, the Compensation Committee evaluated the competitiveness of our total target compensation relative to two data sources. One data source, which we refer to as our fiscal 2012 custom peer group (the “FY12 Custom Peer Group”), consists of companies within the Information Technology Services and Supply Chain Management Services sectors having generally similar revenues and asset size as compared to the Company. The companies in the FY12 Custom Peer Group were:

•	Brightpoint, Inc.;

•	CIBER Inc.;

•	Computer Task Group, Inc.;

•	CTS Corporation;

•	Digital River, Inc.;

•	Forward Air Corporation;

•	GSI Commerce, Inc.;

•	Hub Group, Inc.;

•	Pacer International, Inc.;

•	PC Connection, Inc.;

•	PFSweb, Inc.; and

•	ScanSource Incorporated.

In recognition that the Company had evolved in recent years with respect to its business model and size, the Compensation Committee commissioned a comprehensive study of potential executive compensation peers in 2011. With the assistance of PM&P, we identified potential peers using a rules-based process that considered industry, size with respect to revenues, employees, assets, financial and operating characteristics, including operating leverage and EBITDA margin, as well as customer base and end markets served. We developed the FY12 Custom Peer Group by considering companies identified during such process. The resulting FY12 Custom Peer Group reflects the Company’s evolution to a supply chain management services model. In general, the FY12 Custom Peer Group includes companies more likely to serve enterprise-level customers and operate in lower margin businesses.

The FY12 Custom Peer Group differed from the group that we had used previously, our FY10 Custom Peer Group. The changes reflected that one company in the prior peer group had been acquired and was no longer independent (ATC Technology Corporation) and a determination by the Company that certain former peers’ size and/or business was sufficiently different from that of the Company (Acxiom Corporation, Celestica Inc., Convergys Corporation and Sykes Enterprises) so that they were no longer considered a peer for compensation comparison purposes. In addition, we added CIBER Inc., Computer Task Group, Inc., CTS Corporation, Pacer International, Inc., PC Connection, Inc., PFSweb, Inc. and ScanSource Incorporated as we believed these companies had similarities to our business and reflected the market in which we compete for executive talent. Following the process of determining the FY12 Custom Peer Group, we concluded that FY12 Custom Peer Group data of a reliable sample size was only available for our former Chief Executive Officer, Chief Financial Officer, Executive Vice President, General Counsel and Secretary and President, Global Operations positions. Accordingly, only those four positions were compared with the FY12 Custom Peer Group.

The second data source we considered in making fiscal 2012 compensation decisions was market survey data developed by national compensation consulting firms and summarized for the Compensation Committee by PM&P. These surveys (the Pearl Meyer & Partners Executive and Senior Management Total Compensation Survey and Mercer’s US Executive Benchmark Database) reflect a broader industry reference than our FY12 Custom Peer Group. Only revenue size appropriate cuts of data were considered. Since inclusion in this second group was based solely on revenue size and participation in one or both of these surveys, the Compensation Committee is not aware of the names of the specific companies included. PM&P blended this general industry group data with data from the FY12 Custom Peer Group as available to form a “Market Composite” used as a comparison for all of our Named Executive Officers.

Relative to the Market Composite, we found that fiscal 2012 target total compensation for our former President and Chief Executive Officer was less than competitive with the market median (i.e., more than 10% below median). We also found that in the aggregate, our total target compensation for the Named Executive Officers as a group was closely aligned with the Market Composite median.

Tally Sheets

The Compensation Committee periodically reviews all components of compensation for the Named Executive Officers, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to us of all perquisites and benefits and the actual projected payout obligations under potential termination, severance and change-in-control scenarios. Tally sheets detailing the above components and scenarios with their respective dollar amounts are prepared by management for each of our Named Executive Officers and other executives and reviewed by the Compensation Committee at least annually. The Compensation Committee believes, based on this review, that the compensation of the Named Executive Officers is reasonable. In addition, the Compensation Committee believes that the differences between the compensation of our former President and Chief Executive Officer and that of the other Named Executive Officers was appropriate based on similar differences found in market data.

President and Chief Executive Officer Compensation Decisions

In June 2012, the Company’s former President and Chief Executive Officer announced his retirement, which became effective on October 1, 2012. The Board of Directors retained a national executive recruitment firm to identify and qualify suitable candidates for the President and Chief Executive Officer role. After reviewing and interviewing numerous candidates, Mr. Boucher was identified as the Board’s choice for this role. The Compensation Committee engaged PM&P to assist it with constructing a market competitive and attractive compensation package for Mr. Boucher. This package consisted of base salary, the potential for a pro-rated bonus for fiscal 2013 (with a portion of the bonus guaranteed), time-based stock options, performance-based stock options, restricted shares, and an executive severance agreement. All of the elements of the compensation package were reviewed by the Board before final action by the Compensation Committee.

Input from Management

In fiscal 2013, our Senior Vice President, Chief Human Resources Officer provided information and recommendations regarding our executive compensation program to our Compensation Committee, as is described in the “Human Resources and Compensation Committee” section above.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

Each of our executive officers is an employee-at-will, meaning that his employment may be terminated at any time and for any reason. We have entered into severance benefit agreements with each of our Named Executive Officers, which are described under the heading “Potential Payments Upon Termination or Change-in-Control”. During fiscal 2007, the Compensation Committee retained Hewitt to conduct a review of our severance benefits, including change-in-control protections. Based on that review, we standardized the severance benefits for our executives, with certain exceptions for pre-existing arrangements. In fiscal 2012, PM&P also reviewed our severance benefits. Based on the reviews, we believe that the severance benefits we offer to our executives are competitive with similarly situated individuals and companies. With respect to termination of employment absent a change-in-control, we believe that the benefits we offer are in line with the markets in which we compete, and we offer these benefits to attract and retain our executives. These benefits were enhanced in late fiscal 2012, for certain executives, to include a payment equal to such individual’s target bonus as part our retention efforts. Regarding change-in-control benefits, we have structured these benefits as a “double trigger” meaning that the benefits are only paid in the event of, first, a change-in-control transaction, and second, the loss of employment within one year after the transaction. We decided to offer these benefits in order to provide an incentive for our executives to remain in our employ in the event of such a transaction.

Stock Ownership Guidelines

The Compensation Committee believes that it is appropriate for the executive officers to hold equity in the Company. Under our stock ownership guidelines, the Chief Executive Officer’s ownership requirement is set at three times his annual salary and other executive officers’ ownership requirement is set at two times their respective annual salaries. All individuals will have five years from the later of the adoption of the guidelines or his or her first appointment as an executive officer to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, unvested restricted stock held by the individual, and in-the-money vested options. Compliance is measured at the end of each calendar year.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to certain officers of a public company is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

Stock options awarded to executive officers under our stock option plans, which were approved by stockholders, and shares of restricted stock awarded under our performance-based restricted stock program are performance-based and are potentially deductible for us. Restricted stock awards that are not performance-based do not qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code, but the Compensation Committee believes that the retention benefit derived outweighs any tax benefit that might otherwise be obtained.

The compensation that we pay to the Named Executive Officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”).

Compensation Committee Report

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Virginia G. Breen Francis J. Jules, Chair Glen M. Kassan

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning fiscal 2013, fiscal 2012 and fiscal 2011 compensation of our current President and Chief Executive Officer, our former President and Chief Executive Officer, our Chief Financial Officer, our other most highly compensated executive officers of the Company who were serving as executive officers on July 31, 2013, of which there are only two, and one other individual who would have been one of the three other most highly compensated executive officers of the Company but for the fact he was not serving as executive officer on July 31, 2013. Collectively, we refer to all of these individuals as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
John J. Boucher President and Chief Executive Officer(6)	2013	264,423	137,500	(7)	169,000	1,371,840	0	8,115	(8)	1,950,878

Joseph C. Lawler Former President and Chief Executive Officer(9)	2013	126,519	0		0	0	0	1,453,250	(10)	1,579,769
	2012	645,000	0		306,771	322,088	0	16,656		1,290,515
	2011	645,000	0		254,800	294,000	0	168,927		1,362,727

Steven G. Crane Chief Financial Officer	2013	400,000	440,000	(11)	0	226,500	0	15,634	(12)	1,082,134
	2012	400,000	0		118,311	117,196	0	16,478		651,985
	2011	400,000	0		152,880	117,600	0	61,418		731,898

Scott R. Crawley President, Global Operations(13)	2013	394,231	262,500	(14)	0	297,300	0	49,646	(15)	1,003,677
	2012	322,268	70,000		169,500	158,900	0	45,806		766,124

Peter L. Gray Former Executive Vice President, Chief Administrative Officer, General Counsel and Secretary(16)	2013 2012 2011	400,000 319,098 305,341	400,000 0 0	(17)	0 98,767 127,400	226,500 97,774 88,200	0 0 0	16,217 17,452 53,215	(18)	1,042,717 533,091 574,156

Thomas Nightingale Former President, Sales &Marketing(19)	2013 2012	200,000 253,552	0 75,000		0 309,600	0 964,094	0 200,000	410,103 22,036	(20)	610,103 1,824,282

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the Named Executed Officers during fiscal 2013, fiscal 2012 and fiscal 2011. ASC 718 fair value amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of restricted stock awards and options awards, as well as the methodology for performance-based restricted stock payouts, is discussed in the footnotes to the “Grants of Plan-Based Awards for Fiscal 2013” and “Outstanding Equity Awards at 2013 Fiscal Year End” tables below.
(2)	Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718 for restricted stock and performance-based restricted stock awards granted to the Named Executive Officers. The fair value of these awards is based on the closing price of our Common Stock on the date of grant and, for performance-based restricted stock awards, is calculated at the target share payout as of the grant date (September 21, 2011 and September 22, 2010). The Company did not grant performance-based restricted stock awards in fiscal 2013.
(3)	The fair value of each stock option award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock options awards is included in Note 2 to Consolidated Financial Statements in the 2013 Annual Report.
(4)	Represents amounts earned under the Company’s fiscal 2012 or 2011 Executive Management Incentive Plan, as applicable. In fiscal 2013, the Company did not have a Management Incentive Plan.
(5)	Amounts set forth in this column represent employer 401(k) plan matching cash contributions, in addition to the other items noted in the applicable footnote.

(6)	Mr. Boucher’s employment with the Company began on January 28, 2013.
(7)	Under his offer letter, Mr. Boucher is eligible for an annual cash bonus, with a target bonus equal to 100% of his base salary. For fiscal 2013, the bonus will be prorated for the portion of the year in which he was employed and will be guaranteed to be at least $137,500.
(8)	Includes $6,000 automobile allowance.
(9)	Mr. Lawler retired from the Company on October 1, 2012.
(10)	Includes $2,000 automobile allowance and $1,451,250 in separation payments pursuant to the Separation and Release Agreement between Mr. Lawler and the Company.
(11)	Represents a $40,000 discretionary bonus and $400,000 in payments pursuant to a June 12, 2012 retention agreement.
(12)	Includes $12,000 automobile allowance and $1,788 in supplemental insurance premiums.
(13)	Mr. Crawley’s employment with the Company began on August 29, 2011.
(14)	Represents $262,500 in payments pursuant to a July 30, 2012 retention agreement.
(15)	Includes $12,000 automobile allowance, reimbursement of $30,160 of relocation expenses and $1,698 in supplemental insurance premiums.
(16)	Mr. Gray’s employment with the Company ceased on October 4, 2013.
(17)	Represents $400,000 in payments pursuant to a June 12, 2012 retention agreement.
(18)	Includes $12,000 automobile allowance.
(19)	Mr. Nightingale’s employment with the Company began on December 12, 2011, and ceased on January 31, 2013.
(20)	Includes $6,000 automobile allowance, reimbursement of $77,365 of relocation expenses, $300,000 paid in connection with the January 2013 Transition Agreement between Mr. Nightingale and the Company, and $17,692 of unused vacation.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2013

The following table sets forth summary information regarding grants of plan-based awards made to the Named Executive Officers in fiscal 2013.

Name	Grant Date	Committee/ Board Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)*	All Other Option Awards: Number of Securities Underlying Options (#)*		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
John J. Boucher(3)	3/12/2013	1/2/2013	50,000				169,000
	3/12/2013	1/2/2013		356,455	(4)	3.38	598,844
	3/12/2013	1/2/2013		483,122	(5)	3.38	772,995
Joseph C. Lawler(6)	—	—	—	—		—	—
Steven G. Crane	3/12/2013	6/13/2012		150,000	(7)	3.38	226,500
Scott R. Crawley	3/12/2013	1/21/2013		40,000	(8)	3.38	70,800
	3/12/2013	7/18/2012		150,000	(7)	3.38	226,500
Peter L. Gray(9)	3/12/2013	6/13/2012		150,000	(7)	3.38	226,500
Thomas Nightingale(10)	—	—	—	—		—	—

*	Equity awards to the Named Executive Officers during fiscal 2013 were made pursuant to the 2010 Incentive Award Plan.
(1)	Restricted stock award vests of the third anniversary of the date of grant, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting of this restricted stock award is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(2)	The grant date fair value of “All Other Stock Awards” is computed based on a value per share of $3.38 on March 12, 2013 for Mr. Boucher. The grant date fair value of “All Other Option Awards” is computed based on a value per share of $1.51 on March 12, 2013 for Messrs. Crane, Crawley and Gray, other than (i) the Standard Option awarded to Mr. Boucher, as to which the grant date fair value is computed based on a value per share of $1.68, (ii) the performance-based option awarded to Mr. Boucher, as to which the grant date fair value is computed based on a value per share of $1.60 on March 12, 2013, and (iii) the performance-based option awarded to Mr. Crawley, as to which the grant date fair value is computed based on a value per share of $1.77 on March 12, 2013. All per share amounts are computed in accordance with ASC 718.
(3)	There were no non-equity incentive plan awards or equity incentive plan awards granted in the fiscal year. Mr. Boucher is eligible, pursuant to his employment offer letter dated January 14, 2013 and unrelated to any plan, for an annual cash bonus, with a target bonus equal to 100% of his base salary, which for fiscal 2013 will be prorated for the portion of the year in which he was employed and will be guaranteed to be at least $137,500.
(4)

This stock option award vests as to 25% on the first anniversary of the date of grant and as to 1/48th of the shares on each monthly anniversary thereafter, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

(5)	Stock option vesting with respect to approximately 96,624 shares on each of 3/12/14, 3/12/15, 3/12/16, 3/12/17 and 3/12/18 subject to a minimum average share price being achieved on each vesting date, which shall be $5.07, $6.76, $8.45, $10.14 and $11.83, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the applicable shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.
(6)	Mr. Lawler retired from the Company on October 1, 2012.
(7)	This stock option award vests as to 50% on each of the first two anniversaries of the date of grant. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(8)

Stock option vesting with respect to 20,000 on each of 3/12/14 and 3/12/15 subject to a minimum average share price being achieved on each vesting date, which shall be $5.07 and $6.76, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the applicable shares shall not vest and become exercisable but may vest on a subsequent anniversary date (including for such purposes the third, fourth and fifth anniversary dates of the date of grant) if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.

(9)	Mr. Gray’s employment with the Company ceased on October 4, 2013. Accordingly, all of Mr. Gray’s unvested stock options were immediately forfeited to the Company on such date.
(10)	Mr. Nightingale’s employment with the Company ceased on January 31, 2013.

Employment Arrangements of Named Executive Officers

We do not have agreements with any of the Named Executive Officers which guarantee employment for a set term, and accordingly, all of the Named Executive Officers are employees at will. We have entered into certain severance agreements with our Named Executive Officers, as discussed in “Potential Payments Upon Termination or Change-in-Control.”

Joseph C. Lawler

On August 23, 2004, Joseph C. Lawler was appointed President and Chief Executive Officer of the Company and served as President and Chief Executive Officer until October 1, 2012. In August 2006 Mr. Lawler was named Chairman of the Company and served as Chairman until November 2011. In connection with his employment, Mr. Lawler and the Company entered into an employment offer letter which set forth his initial compensation terms and his initial equity grants as well as equity grants over a five-year period. On June 11, 2012, the Company announced that Mr. Lawler would retire from the Company, on or before October 1, 2012, and entered into a Separation and Release Agreement with Mr. Lawler. Mr. Lawler resigned from the Board effective as of June 11, 2012.

Under the Separation and Release Agreement, Mr. Lawler became entitled to: (i) separation payments totaling $1,451,250 payable within 10 days of his retirement date, representing twelve months of then current base salary and his target annual bonus for 2012; (ii) COBRA payments for up to twelve months; and (iii) an amendment to his stock options and restricted stock grants to provide that certain unvested stock options and restricted stock would become fully vested on his retirement date, if not vested prior to such date in accordance with the terms thereof. Due to Mr. Lawler’s continued employment through October 1, 2012, all such vesting occurred per the original vesting schedules.

John J. Boucher

John J. Boucher became the President and Chief Executive Officer of the Company on January 28, 2013. In connection therewith, the Company and Mr. Boucher executed an employment offer letter on January 14, 2013 (the “Offer Letter”), which provides for the employment of Mr. Boucher at an annualized base salary of $550,000. Mr. Boucher is also eligible for an annual cash bonus, with a target bonus equal to 100% of his base salary. For fiscal 2013 the bonus will be prorated for the portion of the year in which he was employed and was guaranteed to be at least $137,500. Pursuant to the Offer Letter, on March 12, 2013, Mr. Boucher was granted two stock options. One award was an option to purchase up to 356,455 shares of the Company’s Common Stock at an exercise price equal to $3.38 per share (the “Standard Option”). The Standard Option has a seven-year term and vests and becomes exercisable as to 25% of the total number of shares subject to the Standard Option on the first anniversary of the grant date and as to 1/48th of the shares subject to the Standard Option on each monthly anniversary date of the grant date starting on the 13th monthly anniversary date, so that the Standard Option becomes fully vested and exercisable on the fourth anniversary of the grant date. The second award was an option to purchase up to 483,122 shares of the Company’s Common Stock at an exercise price equal to $3.38 per share (the “Performance Option”). The Performance Option has a seven-year term and vests and becomes exercisable as to 20% of the total number of shares subject to the Performance Option on each of the first five anniversaries of the grant date, subject to a minimum average share price being achieved as of each such vesting date (the “Price Performance Threshold”), which shall be $5.07, $6.76, $8.45, $10.14 and $11.83, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, then the 20% of the total number of shares subject to the Performance Option shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date. In addition, on March 12, 2013, Mr. Boucher was awarded 50,000 restricted shares of the Company’s Common Stock. Such restricted shares will vest on the third anniversary of the grant date.

Beginning in fiscal 2014, Mr. Boucher will be eligible for annual equity based compensation awards with a target grant date fair value of $1,200,000, with 50% to be awarded in stock options and 50% in the form of performance-based restricted stock.

On Mr. Boucher’s first day of employment, the Company and Mr. Boucher entered into an Executive Severance Agreement, described in “Potential Payments Upon Termination or Change-in-Control” below.

Thomas Nightingale

On January 25, 2013, Thomas Nightingale resigned his position as President, Sales and Marketing of the Company effective January 31, 2013. In order to insure a smooth transition of his duties and responsibilities, and to obtain a release of claims, ModusLink entered into a Transition Agreement with Mr. Nightingale. Mr. Nightingale agreed to transition his duties and to cooperate with and provide consulting services to ModusLink at a rate of $50,000 per month for a period of six months and reimbursement for the cost of continued COBRA coverage under the Company health benefit plans for up to nine months. The Company also agreed not to seek reimbursement of his relocation expenses or signing bonus.

Other Named Executive Officers

We entered into employment offer letters with each of our other Named Executive Officers when they commenced their employment. These letters generally set forth initial base salary, target bonus and other compensatory matters, such as initial equity grants.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards granted to each of the Named Executive Officers as of the end of fiscal 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John J. Boucher	0	356,455	(2)	3.38	3/12/2020	50,000	(4)	155,500
	0	483,122	(3)	3.38	3/12/2020
Joseph Lawler(5)	n/a	n/a		n/a	n/a	n/a		n/a
Steven G. Crane	65,000	0		21.40	4/23/2014	8,000	(10)	24,880
	20,000	0		13.60	9/27/2014	2,178	(11)	6,774
	30,000	0		8.64	10/1/2015
	18,749	1,251	(6)	7.25	10/2/2016
	27,499	12,501	(7)	6.37	9/30/2017
	32,358	38,242	(8)	3.49	9/30/2018
	0	150,000	(9)	3.38	3/12/2020
Scott R. Crawley	16,770	18,230	(12)	4.18	8/29/2018	16,667	(15)	51,834
	0	40,000	(13)	4.18	8/29/2018
	0	150,000	(9)	3.38	3/12/2020
	0	40,000	(14)	3.38	3/12/2020
Peter L. Gray(16)	15,000	0		12.30	10/12/2013	6,667	(20)	20,734
	10,000	0		13.60	9/27/2014	2,178	(21)	6,774
	15,000	0		8.64	10/1/2015
	9,374	626	(17)	7.25	10/2/2016
	20,643	9,377	(18)	6.37	9/30/2017
	26,995	31,905	(19)	3.49	9/30/2018
	0	150,000	(9)	3.38	3/12/2020
Thomas Nightingale	n/a	n/a		n/a	n/a	n/a		n/a

*	References to approximate share totals in the footnotes below relate to vesting schedules which may vary from time to time in order to account for rounding.
(1)	Based on the fair market value of our Common Stock on 7/31/2013 ($3.11 per share).
(2)	This stock option award vests as to 25% on the first anniversary of the date of grant and as to 1/48th of the shares on each monthly anniversary thereafter, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(3)	Stock option vesting with respect to approximately 96,624 shares on each of 3/12/14, 3/12/15, 3/12/16, 3/12/17 and 3/12/18 subject to a minimum average share price being achieved on each vesting date, which shall be $5.07, $6.76, $8.45, $10.14 and $11.83, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the applicable shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.
(4)	Restricted stock award vests on the third anniversary of the date of grant, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting of this restricted stock award is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(5)	Mr. Lawler retired from the Company on October 1, 2012.
(6)	Stock option vested with respect to approximately 417 shares each month beginning on 8/2/2013 and ending on 10/2/2013.

(7)	Stock option vesting with respect to approximately 833 shares each month beginning on 8/1/2013 and ending on 10/1/2014.
(8)	Stock option vesting with respect to 1,471 shares each month beginning on 8/31/2013 and ending on 9/30/2015.
(9)	Stock option vesting with respect to 75,000 shares on each of 3/12/2014 and 3/12/2015.
(10)	Restricted stock award vested with respect to 8,000 shares on 10/1/2013.
(11)	Restricted stock award vested with respect to 2,178 shares on 10/1/2013.
(12)	Stock option vesting with respect to approximately 729 shares each month beginning on 8/29/2013 and ending on 8/29/2015.
(13)	Stock option vesting with respect to 10,000 shares on each of 8/29/2013, 8/29/2014, 8/29/2015 and 8/29/2016 subject to a minimum average share price being achieved on each vesting date, which shall be $8.50, $11.00, $12.50 and $14.00, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the 10,000 shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.
(14)	Stock option vesting with respect to 20,000 on each of 3/12/14 and 3/12/15 subject to a minimum average share price being achieved on each vesting date, which shall be $5.07 and $6.76, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the applicable shares shall not vest and become exercisable but may vest on a subsequent anniversary date (including for such purposes the third, fourth and fifth anniversary dates of the date of grant) if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.
(15)	Restricted stock award vesting with respect to approximately 8,333 shares on each of 8/29/2013 and 8/29/2014.
(16)	Mr. Gray’s employment with the Company ceased on October 4, 2013. Accordingly, all of Mr. Gray’s unvested stock options were immediately forfeited to the Company on such date.
(17)	Stock option vested with respect to approximately 208 shares each month beginning on 8/2/2013 and ending on 10/2/2013.
(18)	Stock options would have vested with respect to approximately 625 shares each month beginning on 8/1/2012 and ending on 10/1/2014. See footnote 12.
(19)	Stock option would have vested with respect to 1,227 shares each month beginning on 8/31/2013 and ending on 9/30/2015. See footnote 12.
(20)	Restricted stock award vested with respect to 6,667 shares on 10/1/2013.
(21)	Restricted stock award vested with respect to 2,178 shares on 10/1/2013.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2013

The following table summarizes the vesting of stock awards for each of the Named Executive Officers during fiscal 2013. None of the Named Executive Officers exercised stock options in fiscal 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John J. Boucher	0	0
Joseph C. Lawler	52,414	179,170
Steven G. Crane	16,845	61,684
Scott R. Crawley	8,333	27,499
Peter L. Gray	15,512	56,819
Thomas Nightingale	30,000	109,500

(1)	Represents the fair market value of the stock award on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements with each of our Named Executive Officers, which agreements provide for benefits in the event of termination of employment. These benefits vary based on whether the termination occurs before or within one year following a change in control of the Company.

John J. Boucher

Mr. Boucher is party to an Executive Severance Agreement entered into in January 2013, which provides that should the Company terminate his employment without Cause, as defined in the Executive Severance Agreement, or should Mr. Boucher terminate his employment for Good Reason, as defined in the Executive Severance Agreement, he will be eligible to receive (i) severance in an amount equal to 12 months of his annualized base salary, (ii) his target bonus for the year of termination and (iii) reimbursement for his COBRA payments (over and above his normal contribution toward his benefits) for 12 months. In addition, in the event the Company undergoes a Change of Control, as defined in the Executive Severance Agreement, during Mr. Boucher’s employment, and within one year after such Change of Control Mr. Boucher’s employment is terminated by the Company without Cause or by Mr. Boucher for Good Reason, he will be entitled to receive severance equal to 2 times the sum of his annualized base salary plus his target bonus, and (x) the Standard Option and all annual option awards shall be fully vested and exercisable, (y) the Performance Option shall vest 20% for each Price Performance Threshold which has been met at the time of the Change of Control, and (z) all restricted stock subject to time-based vesting shall be free of restriction and any performance-based restricted stock will vest pro rata based on the proportion of the performance period completed through the termination date, and at the target performance level. In addition, in such circumstance, Mr. Boucher will be reimbursed for his COBRA payments (over and above his normal contribution toward his benefits) for the maximum amount of time that he elects COBRA benefits, not to exceed the duration during which he receives severance pay.

Steven G. Crane

Mr. Crane is party to an agreement entered into with him in July 2007 (as amended, the “Crane Executive Severance Agreement”), which provides that in the event Mr. Crane’s employment is terminated by the Company without Cause, then Mr. Crane will receive (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (added by amendment to the Crane Executive Severance Agreement on June 12, 2012) (each payable in 12 monthly installments). In the event Mr. Crane’s employment is terminated by the Company without Cause or by Mr. Crane for Good Reason (as defined below) within one year after a Change of Control (as defined below) of the Company, then (i) Mr. Crane will receive (x) 12 months of continued base salary, and (y) his target bonus (each payable in 12 monthly installments) and (ii) all of Mr. Crane’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following the his last day of employment (but not to exceed the original term of such awards) and all of his restricted stock shall be immediately vested and free of restrictions.

On June 12, 2012, the Company entered into a retention agreement with Mr. Crane pursuant to which the Company agreed to pay Mr. Crane $160,000 on December 31, 2012 and $240,000 on June 30, 2013, provided that he remained employed by the Company on each such date. These amounts were paid when due.

Scott R. Crawley

Mr. Crawley is party to an agreement entered into with him in August 2011 (the “Crawley Executive Severance Agreement”), which provide that in the event Mr. Crawley’s employment is terminated by the Company without Cause (as defined below), then Mr. Crawley will receive (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (added by amendment to the Crawley Executive Severance Agreement on July 30, 2012) (each payable in 12 monthly installments). In the event Mr. Crawley’s employment is terminated by the Company without Cause or by Mr. Crawley for Good Reason (as defined below) within one year after a Change of Control (as defined below) of the Company, then (i) Mr. Crawley will receive (x) 12 months of continued base salary, and (y) his target bonus (each payable in 12 monthly installments) and (ii) all of Mr. Crawley’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following the his last day of employment (but not to exceed the original term of such awards) and all of his restricted stock shall be immediately vested and free of restrictions.

On July 30, 2012, the Company entered into a retention agreement with Mr. Crawley pursuant to which the Company agreed to pay Mr. Crawley $105,000 on December 31, 2012 and $157,500 on June 30, 2013, provided that he remains employed by the Company on each such date. These amounts were paid when due.

Peter L. Gray

The Company also entered into an agreement with Mr. Gray in August 2002. As amended, including the amendment entered into on June 12, 2012, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause, then the Company shall pay Mr. Gray (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (each payable in 12 monthly installments). In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Gray for Good Reason within one year following a Change of Control of the Company, then (i) the Company shall pay Mr. Gray (x) a lump sum payment equal to two times his then-current base salary and (y) a lump sum payment equal to his target annual bonus for the year during which his termination occurs and (ii) all of Mr. Gray’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following his last day of employment (but not to exceed the original term of such awards), and all of his restricted stock shall be immediately vested and free of restrictions. For purposes of Mr. Gray’s agreement, the definition of “Cause” is substantially similar to the definition of “Cause” set forth below.

On June 12, 2012, the Company entered into a Retention Agreement with Mr. Gray, pursuant to which the Company agreed to pay to Mr. Gray $160,000 on December 31, 2012 and $240,000 on June 30, 2013, provided that he remains employed by the Company on each such date. These amounts were paid when due.

On August 13, 2013, Mr. Gray informed the Company that he was resigning as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company and from all other positions with the Company and its subsidiaries, effective October 4, 2013. Mr. Gray’s employment with the Company ceased on October 4, 2013.

Joseph C. Lawler and Thomas Nightingale

Messrs. Lawler and Nightingale have each ended their employment with the Company, effective as of October 1, 2012, and January 31, 2013, respectively. Each of Messrs. Lawler and Nightingale entered into separation agreements with the Company, the details of which are described above under “Employment Arrangements of Named Executive Officers.”

Each separation agreement described above is intended to comply with Section 409A of the Code. Also, under certain circumstances, in the event that any amounts payable to an executive officer under a severance agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to the executive officer that portion of the consideration that is payable as a result of the Change of Control as is necessary to eliminate any “excess parachute payments.”

For purposes of the severance agreements, terms are defined as follows:

“Cause” is defined as a good faith finding by a majority of the members of the Board of the Company after giving the executive an opportunity to be heard, of: (i) gross negligence or willful misconduct by the executive in connection with his employment duties, (ii) failure by the executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) misappropriation by the executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or financial or other fraud committed by the executive, (v) the executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

“Good Reason” is defined as: (i) the unilateral relocation by the Company of the executive’s principal work place for the Company to a site more than 60 miles from the executive’s principal office, (ii) a material reduction in the executive’s then-current salary without the executive’s consent or (iii) material diminution of the executive’s duties, authority or responsibilities, without the executive’s consent. In order to establish “Good Reason” for a termination, the executive must provide notice to the Company of the existence of the condition giving rise to “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition.

“Change of Control” is defined as the first to occur of any of the following:

(A) the acquisition by an individual, entity or group (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns 50% or more of either (x) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), any acquisition directly from the Company shall not constitute a Change in Control; or

(B) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of the Company (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the Executive Severance Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

Per clause B of the definition of Change of Control above, a Change of Control occurred for purposes of Mr. Crane’s and Mr. Gray’s severance agreements on March 12, 2013, as a result of the election of directors on such date.

The table below shows the estimated incremental value transfer to each Named Executive Officer under various scenarios relating to a termination of employment. The table below assumes that such termination occurred on July 31, 2013, and payments are made under the severance arrangements and retention arrangements then in effect. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Termination without Cause and without a Change-in-Control							Termination without Cause or for Good Reason Within One Year Following a Change-in-Control
Name	Severance Pay ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Accele- rated Vesting of Stock Options ($)(2)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits ($)		Total ($)	Severance Pay ($)(3)	Non- Equity Incentive Plan Compen- sation ($)	Accele- rated Vesting of Stock Options ($)(2)(4)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits ($)		Total ($)
John J. Boucher	1,100,000	—	—	—	20,836	(5)	—	1,100,000	—	—	155,500	41,672	(5)	1,297,172
Joseph C. Lawler(6)	n/a	n/a	n/a	n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a		n/a
Steven G. Crane	680,000	—	—	—	—		711,654	680,000	—	—	31,654	—		711,654
Scott Crawley	680,000		—	—	—		731,831	680,000	—	—	51,831	—		731,831
Peter L. Gray(7)	640,000	—	—	—	—		667,508	640,000	—	—	27,508	—		667,508
Tom Nightingale(8)	n/a	n/a	n/a	n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a		n/a

*	Payouts subject to 409A regulations.
(1)	As described above, severance pay consists of 12 months of base salary plus target bonus plus retention bonus for each of Messrs. Boucher, Crane, Crawley and Gray.
(2)	Based on closing price of $3.11 per share on July 31, 2013.
(3)	As described above, severance pay consists of 12 months of base salary plus target bonus for each of Messrs. Boucher, Crane, Crawley and 24 months of base salary plus target bonus for Mr. Gray.
(4)	Severance agreement provides for accelerated vesting of stock options, and “0” indicates that all stock options had exercise prices greater than the then current price of our Common Stock at July 31, 2013.
(5)	Represents reimbursement of COBRA expenses.
(6)	Mr. Lawler retired from the Company on October 1, 2012. His separation payments are detailed in the Summary Compensation Table.
(7)	Mr. Gray’s employment with the Company ceased on October 4, 2013, pursuant to his August 13, 2013 notice of resignation. Accordingly, all of Mr. Gray’s unvested stock options were immediately forfeited to the Company on such date.
(8)	Mr. Nightingale’s employment with the Company ceased on January 31, 2013. His separation payments are detailed in the Summary Compensation Table.

Director Compensation

The table below sets forth certain information concerning our fiscal 2013 compensation of our Directors.

DIRECTOR COMPENSATION FOR FISCAL 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)		Total ($)
Virginia G. Breen(4)	93,000	79,997	n/a		172,997
Jeffrey J. Fenton(5)	82,750	79,997	n/a		162,747
Francis J. Jules(6)	99,850	79,997	n/a		179,847
Glen M. Kassan(7)	27,500	64,877	n/a		92,377
Warren G. Lichtenstein(8)	48,203	64,877	n/a		113,080
Edward Lucente(9)	56,180	79,997	$67,483	(10)	203,660
Michael J. Mardy(11)	88,000	79,997	n/a		167,997
Joseph M. O’Donnell(9)	53,618	79,997	n/a		133,615
Jeffrey S. Wald(12)	74,500	79,997	n/a		154,497

(1)	The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2013.

(2)	Restricted stock awards are subject to a restriction on transfer, which lapses on the first anniversary of the date of grant.
(3)	On March 12, 2013, Mr. Lichtenstein and Mr. Kassan were elected to the Company’s Board of Directors, resulting in a Change in Control event as defined in Section 7(b) of the Company’s 2005 Non-Employee Director Plan (the “2005 Plan”). As a result, all unvested equity awards granted under the 2005 Plan and all awards made pursuant to the Third Amended and Restated Director Compensation Plan became immediately vested and exercisable upon the Change in Control.
(4)	As of July 31, 2013, Ms. Breen held no shares of restricted stock, and options (all of which were vested) to purchase an aggregate of 14,400 shares of our Common Stock.
(5)	As of July 31, 2013, Mr. Fenton held no shares of restricted stock, and options (all of which were vested) to purchase an aggregate of 20,000 shares of our Common Stock.
(6)	As of July 31, 2013, Mr. Jules held no shares of restricted stock, and options (all of which were vested) to purchase an aggregate of 14,400 shares of our Common Stock.
(7)	As of July 31, 2013, Mr. Kassan held 64,877 shares of restricted stock, and no options to purchase shares of our Common Stock.
(8)	As of July 31, 2013, Mr. Lichtenstein held 64,877 shares of restricted stock and no options to purchase shares of our Common Stock.
(9)	Messrs. Lucente and O’Donnell ceased to serve as Directors of the Company on March 12, 2013. Their stock awards were vested and exercisable pursuant to the Change in Control described in footnote 3.
(10)	Represents the cost of a furnished rental apartment, airfare to and from Florida, ground transportation and living expenses (including certain meals and entertainment) while Mr. Lucente was in Massachusetts, as described further below. In connection with a consulting agreement entered into with the Company after he ceased to serve as a Director of the Company, Mr. Lucente also received $175,000 in consulting fees in fiscal 2013.
(11)	As of July 31, 2013, Mr. Mardy held no shares of restricted stock, and options (all of which were vested) to purchase an aggregate of 14,400 shares of our Common Stock.
(12)	As of July 31, 2013, Mr. Wald held no shares of restricted stock, and no options to purchase shares of our Common Stock.

Members of the Board receive a combination of cash compensation and equity in the form of restricted stock awards, provided they are eligible under the applicable plan. In addition, all of the Directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees thereof, which is not included in the above table.

In June 2012, in light of the various challenges facing the Company, including the restatement, management changes, restructuring and cost reduction activities, the Board of Directors determined that greater board oversight and direction of management was appropriate. Accordingly, the Board requested that Mr. Lucente act as a Board resource to management and provide greater board oversight by spending additional time at the Company’s headquarters in Waltham, Massachusetts. In connection therewith the Company provided or reimbursed Mr. Lucente for an apartment in Massachusetts, transportation to and from his home in Florida, transportation in Massachusetts and living expenses (including certain meals and entertainment) while in Massachusetts. In connection with a consulting agreement entered into with the Company after he ceased to serve as a Director of the Company, Mr. Lucente also received $175,000 in consulting fees in fiscal 2013. Such benefits and reimbursements are reported as perquisites to Mr. Lucente in the table above as required under Item 402(k) of Regulation S-K and SEC guidance on perquisites. However, the Board and the Company considered these expenses as necessary and directly related to Mr. Lucente’s Board oversight role.

The Board has adopted a Director Compensation Plan which governs cash compensation to Directors and under which all Directors are eligible to participate, other than any Director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). On December 8, 2010, the Board, upon recommendation of the Compensation Committee, amended the Director Compensation Plan, and, on November 23, 2011, the Board, upon recommendation of the Compensation Committee, further amended the Director Compensation Plan. Pursuant to the Director Compensation Plan, each participating Director who serves as a Director during any fiscal quarter shall receive a payment for such quarter of $12,500, with a pro rata fee applicable to service for less than a whole quarter; provided that, any Director who serves as the non-executive Chairman of the Board during any fiscal quarter shall receive a payment for such quarter of $28,750 instead of $12,500, with a pro rata fee applicable to service for less than a whole quarter. Each participating Director who serves as the chairperson of a committee of the Board during any fiscal quarter shall receive a payment of $1,250; provided, however, that the chairperson of the Audit Committee during any fiscal quarter shall receive a payment of $2,500, in each such case with a pro rata fee applicable to service for less than a whole quarter. In addition, pursuant to the amended Director Compensation Plan adopted on December 8, 2010, any Director serving as presiding director during any fiscal quarter received a payment of $5,000. Under the amended Director Compensation Plan adopted on November 23, 2011, this payment was eliminated. Each participating Director who attends a telephonic meeting of the Board or a committee thereof shall receive a meeting fee of $500. Each participating Director who attends a meeting of the Board or a committee thereof, where a majority of the Directors attend such meeting in person, shall receive a meeting fee of $1,000.

In addition, pursuant to the amended Director Compensation Plan adopted on November 23, 2011, each Director, other than an Affiliated Director, will receive a restricted stock award for shares of Common Stock with a fair market value equal to $80,000 on the first business day of the calendar year provided that such Director is serving as a Director on such date. Such awards are subject to a restriction on transfer which lapses on the first anniversary of the date of grant. Notwithstanding the foregoing, if a Director ceases to be a Director due to (i) removal without cause, (ii) resignation upon request of a majority of the Board, other than for reasons the Board determines to be cause, (iii) the failure to be re-elected to the Board either because the Company fails to nominate the Director for re-election or the Director fails to receive sufficient stockholder votes, then, on the day the Director ceases to be a Director, 25% of the restricted stock award shall vest for each full calendar quarter that the Director has served as a Director from and after the award date.

From December 8, 2010 to November 23, 2011, each Director, other than an Affiliated Director, received a restricted stock award for shares of Common Stock with a fair market value equal to $80,000 on the first business day of the calendar year following the annual meeting of stockholders provided that such Director was both serving as Director immediately prior to and immediately following such annual meeting, and had served on the Board for at least six months (unless otherwise determined by the Board). Such awards were subject to a restriction on transfer which lapsed on the first anniversary of the date of grant.

Prior to December 8, 2010, each Director, other than an Affiliated Director, received a restricted stock award for 2,500 shares of Common Stock on the first business day of the calendar year following the annual meeting of stockholders provided that such Director was both serving as Director immediately prior to and immediately following such annual meeting, and had served on the Board for at least six months (unless otherwise determined by the Board). Such awards were subject to a restriction on transfer which lapsed on the first anniversary of the date of grant.

Previously, the members of the Board were granted stock options under the 2005 Non-Employee Director Plan (the “2005 Plan”). Per the terms of the 2005 Plan, all Directors, other than an Affiliated Director (as defined above), were automatically granted an option to acquire 20,000 shares of Common Stock (the “Initial Option”) upon election to the Board. Each Initial Option vested and became exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee served as a Director on such monthly anniversary date. The 2005 Plan also provided that on the date of each annual meeting of stockholders of the Company, each eligible Director who was both serving as Director immediately prior to and immediately following such annual meeting, and who had served on the Board for at least six months, would automatically be granted an option to purchase 2,400 shares of Common Stock (an “Annual Option”). Each Annual Option vested and became exercisable as to 1/36th of the number of shares originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee served as a Director on such monthly anniversary date. The option exercise price per share for each option granted under the 2005 Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 2005 Plan terminates, and may no longer be exercised, on the date that is ten years after the date of grant of such option. On September 23, 2009 and December 8, 2010, respectively, the Board, upon recommendation of the Compensation Committee, amended the 2005 Plan to eliminate the Annual Option and the Initial Option, in light of the transition to its practice of awarding restricted stock as the means of equity compensation to the members of the Board. Each Annual Option granted under the 2005 Plan and held by a current Director is fully vested and exercisable.

Prior to the adoption of the 2005 Plan, all Directors of the Company were eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “1999 Plan”). Since the adoption of the 2005 Plan, no further options have been or will be granted under the 1999 Plan. Under the

1999 Plan each eligible Director who was elected to the Board for the first time was granted an option to acquire 20,000 shares of Common Stock (the “1999 Initial Option”). Each Affiliated Director who ceased to be an Affiliated Director was granted, on the date such Director ceased to be an Affiliated Director but remained as a member of the Board, a 1999 Initial Option to acquire 20,000 shares of Common Stock under the 1999 Plan. Each 1999 Initial Option granted under the 1999 Plan and held by a current Director is fully vested and exercisable. On each anniversary of the grant of the 1999 Initial Option, each eligible Director was automatically granted an option to purchase 2,400 shares of Common Stock (a “1999 Annual Option”), provided that such eligible Director served as a Director on the applicable anniversary date. Each 1999 Annual Option granted under the 1999 Plan and held by a current Director is fully vested and exercisable.

The option exercise price per share for each option granted under the 1999 Plan equals the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 1999 Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

Each of the Directors has also entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the Director to the fullest extent authorized or permitted by applicable law in the event that the Director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Director is or was a Director of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the Director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

Compensation Committee Interlocks and Insider Participation

The Directors who served as members of the Compensation Committee during fiscal 2013 were Virginia G. Breen (from May 13, 2013), Jeffrey J. Fenton (through May 13, 2013), Francis J. Jules, Glen M. Kassan (from May 13, 2013), Edward E. Lucente (through March 12, 2013), Joseph M. O’Donnell (through March 12, 2013) and Jeffrey S. Wald (through May 13, 2013). No member of the Compensation Committee was at any time during fiscal 2013 or at any other time an officer or employee of the Company. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal 2013.

Independent Registered Public Accounting Firm Fees

KPMG LLP has served as the Company’s independent registered public accounting firm for more than 15 fiscal years. No accountant has been selected or recommended to stockholders for election, approval or ratification at the 2013 Meeting as our management and Board continues their evaluation. The Company expects representatives of KPMG LLP, or such other independent accounting firm that the Company may have engaged, to be present at the 2013 Meeting to respond to appropriate questions and make a statement, if they so desire.

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended July 31, 2013 and 2012:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees(1)	$2,301,277	$4,522,230
Audit-Related Fees(2)	184,324	92,522
Tax Fees(3)	382,447	373,631
All Other Fees(4)	26,593	2,163

Total Fees	$2,894,641	$4,990,456

(1)	Audit fees for fiscal 2013 and fiscal 2012 consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, and costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees for fiscal 2013 and fiscal 2012 consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees for fiscal 2013 and fiscal 2012 consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
(4)	All other fees consist of fees billed for statutory financial statement assistance.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit services to be provided by the Company’s independent registered public accounting firm or other firms, and all non-audit services to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2013 and fiscal 2012, all services rendered by KPMG LLP to the Company were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Mardy is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for fiscal 2013 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has discussed with KPMG LLP its independence and has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining KPMG LLP’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2013.

AUDIT COMMITTEE

Michael J. Mardy, Chair

Francis J. Jules

Glen M. Kassan

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

The Audit Committee of our Board has adopted a written policy and procedures for the review and approval of related-party transactions. A “related-party transaction” is a transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a “related person” or entity has a direct or indirect material interest). “Related persons” include the Company’s executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. When a potential related-party transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify it.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. In the course of reviewing the related-party transaction, the Audit Committee considers whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to the Company.

In fiscal 2013, there were no related-party transactions involving the Company and a related person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2013, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individual. There are no known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, 2013 Annual Report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Investor Relations department at 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, email: ir@moduslink.com, or telephone: (781) 663-5012. If you want to receive separate copies of the Proxy Statement, 2013 Annual Report or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

Manner and Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to solicitation by mail, our directors and the executive officers may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Other Matters

The Board does not know of any other matter which may properly come before the 2013 Meeting. If any other matters are properly presented to the 2013 Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Proposals of Stockholders for 2014 Annual Meeting and Nomination of Directors

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s Proxy Statement, Notice of Internet Availability of Proxy Materials and proxy card for the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, no later than July 11, 2014. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as applicable.

If a stockholder of the Company wishes to present a proposal or nominate a director before the 2014 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than August 20, 2014 and no later than September 19, 2014 (unless the Company’s 2014 Annual Meeting is held before November 18, 2014 or after February 16, 2015, in which case different deadlines are established by the Company’s Bylaws) and the stockholder must comply with the provisions of the Company’s Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2014 Annual Meeting, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2014 Annual Meeting.

By Order of the Board of Directors,

Warren G. Lichtenstein, Chairman of the Board

Waltham, Massachusetts

November [    ], 2013

Appendix I

Charter Amendment

FIRST AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF MODUSLINK GLOBAL SOLUTIONS, INC.

PURSUANT TO SECTION 242

OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

ModusLink Global Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on September 29, 2008, and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL. The amendment is as follows:

RESOLVED: That Section 1 of Article VII of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

Section 1. Number, Election and Terms of Directors.

Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock, the number of Directors of the Corporation shall be fixed by the By-Laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws, but in no case shall the number be less than three nor more than fifteen.

The Directors shall be divided into three classes, as nearly equal in number as possible. One class of Directors (“Class I”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class (“Class II”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class (“Class III”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1996 with members of each class to hold office until their successors are elected and qualified.

At each succeeding annual meeting of the stockholders of the Corporation until the 2014 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2014, the successors of the class of Directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Commencing with the 2014 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2014 (each annual meeting of stockholders, an “Annual Meeting”), the Board of Directors shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware. The term of each Director in office immediately prior to the 2014 Annual Meeting shall expire at the 2014 Annual Meeting, notwithstanding that such director may have been elected for a term that extended beyond the 2014 Annual Meeting. The Directors elected at the 2014 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and upon his or her successor having been duly elected and qualified or until his or her earlier death, resignation or removal. Until the 2014 Annual Meeting, directors are removable only for cause pursuant to Section 4 of this Article SEVENTH. From and after the 2014 Annual Meeting, directors may be removed with or without cause pursuant to Section 4 of this Article SEVENTH.

IN WITNESS WHEREOF, said ModusLink Global Solutions, Inc. has caused this amendment to be signed by                     , its                     , this     day of, 2013.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:
Title:

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” the following:		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	Anthony Bergamo
The Board of Directors recommends you vote “FOR” proposals 2 and 3.							For	Against	Abstain
2	To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.						☐	☐	☐
3	To approve, on an advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐
NOTE: To transact such other business that may properly come before the 2013 Annual Meeting of Stockholders or any adjournments or postponements thereof.
For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

MODUSLINK GLOBAL SOLUTIONS, INC. Annual Meeting of Stockholders December 18, 2013 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints John J. Boucher and Steven G. Crane, and each of them, the proxies of the undersigned, with full power of substitution, to attend the 2013 Annual Meeting of Stockholders of ModusLink Global Solutions, Inc. (the “Company”) to be held at The Portofino Hotel and Marina, 260 Portofino Way, Redondo Beach, CA, on December 18, 2013, at 9:00 a.m. Pacific time, and at any adjournments or postponements thereof, and to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote, upon the following matters.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR the Company’s nominees in Proposal 1 and FOR Proposals 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side